                               EXHIBIT 99.1
                               ------------


AT EPIX MEDICAL                        AT FEINSTEIN KEAN PARTNERS
---------------                        --------------------------
Michael Webb -- Chief Executive        Fran DeVellis -- Manager (617) 577-8110
 Officer                               E-mail: fran_devellis@fkpi.com
Sydney Barrett -- Investor Relations
(617) 250-6012




EPIX MEDICAL PROMOTES STEPHEN C. KNIGHT, M.D. TO PRESIDENT AND COO

   -- COMPANY CONTINUES TO PREPARE FOR COMMERCIALIZATION OF PRODUCTS --

CAMBRIDGE, MA, NOVEMBER 2, 1999 -- EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced the promotion of Stephen C. Knight, M.D., to President and the newly created position of Chief Operating Officer, from his current role as Chief Financial Officer. Michael D. Webb will continue in his role as Chief Executive Officer and will assume the additional responsibilities of finance and corporate administration, effective November 1. The promotion reflects the Company's ongoing preparations for the anticipated transition from product development to commercialization.

"Over the last three years, EPIX has systematically put into place all of the elements needed for a successful business. We have advanced our lead product, AngioMARK-TM-, into Phase III trials; initiated Phase II trials for additional AngioMark indications; built a corporate infrastructure with approximately 85 employees; and established strategic collaborations with leading MRI equipment manufactures. Steve has contributed significantly to these accomplishments. We believe that as President and COO, he can lead the Company's day-to-day operations as we move towards full-scale commercialization," said Michael D. Webb, Chief Executive Officer of EPIX.

Dr. Knight joined the Company in July 1996 as VP of Strategic Planning and Business Development. In that role, he spearheaded the Company's successful public offering on the Nasdaq exchange and helped establish multiple corporate partnerships with medical equipment companies such as GE, Philips and Siemens. From April 1991 to June 1996, Dr. Knight was a senior consultant with Arthur D. Little, specializing in biotechnology, pharmaceuticals and valuation. Dr. Knight was also a consultant at APM, Inc., a consulting company. Prior to 1990, Dr. Knight performed research at AT&T Bell Laboratories, the National Institute of Neurological and Communicative Diseases and Stroke, and Yale University. He serves on the board of directors of Pharmos, Inc. Dr. Knight holds an M.D. degree from the Yale University School of Medicine and an MBA degree from the Yale School of Organization and Management.

                                     -more-

EPIX Medical, based in Cambridge, MA, is developing targeted contrast agents to improve the capability of MRI as a diagnostic tool for a variety of diseases. The Company's principal product under development, AngioMARK, is an investigational new drug. In addition to the ongoing Phase III clinical trials for aortoiliac occlusive disease, AngioMARK is currently in Phase II feasibility trials for coronary disease and breast cancer.

To receive EPIX Medical's latest news and other corporate developments please visit the EPIX Medical Web site at www.epixmed.com.


THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS BASED ON CURRENT EXPECTATIONS OF THE COMPANY'S MANAGEMENT. SUCH STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE PROJECTED, INCLUDING RISKS AND UNCERTAINTIES RELATED TO THE CONDUCT OF, AND RESULTS OBTAINED FROM, CLINICAL TRIALS; THE TIMING AND SCOPE OF APPROVALS RECEIVED FROM REGULATORY AGENCIES; THE DEPENDENCE ON STRATEGIC ALLIANCES; COMPETITION; AND TECHNOLOGICAL CHANGE.


                                      ###